Exhibit 99.1

Eaton Communications Eaton Center Cleveland, OH 44122

Date	November 20, 2025

Eaton announces the planned transition of Executive Vice President and Chief Financial Officer, Olivier Leonetti, effective April 1, 2026.

•	To facilitate a smooth and stable transition, Leonetti will continue in his current role until a successor is named
•	Conducting a thorough search to assess both internal and external talent
•	Re-affirmed full year 2025 guide as provided in the Q3 earnings call

DUBLIN – Intelligent power management company Eaton (NYSE:ETN) today announced that Olivier Leonetti, executive vice president and chief financial officer, will be leaving Eaton on April 1, 2026, as part of a planned transition.

“During his time with Eaton, Olivier has made significant contributions to our company and helped to build our readiness and agility as we lead, invest and execute for growth. On behalf of Eaton, I thank Olivier for his commitment and leadership. He has been a valued member of our management team, and I look forward to continuing our partnership over the coming months as part of a smooth transition and handover,” said Paulo Ruiz, Eaton chief executive officer.

With the support of a third-party executive search firm, a thorough internal and external search will be conducted to assess the broadest pool of talent for this critical role.  Leonetti will continue with his current responsibilities until a successor is named.

“I am very grateful for my time at Eaton, and proud for what we have accomplished together. It has been a privilege, and I want to thank our entire Eaton team for their support. I look forward to our work continuing over the coming months,” said Leonetti.

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Leonetti joined Eaton in January 2024, having previously served almost five years as a member of Eaton’s board.

The company expects no changes for the full year guidance.

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re helping to solve the world’s most urgent power management challenges and building a more sustainable society for people today and generations to come.

Founded in 1911, Eaton has continuously evolved to meet the changing and expanding needs of our stakeholders. With revenues of nearly $25 billion in 2024, the company serves customers in more than 160 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Contact:
Jennifer Tolhurst
+1 (440) 523-4006
jennifertolhurst@eaton.com

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